EXHIBIT 10.1

SOUTHERN MICHIGAN BANK & TRUST

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

SOUTHERN MICHIGAN BANK & TRUST

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

ARTICLE 1

Establishment of Plan

1.1          Establishment of Plan.

          Southern Michigan Bank & Trust ("Employer") hereby adopts the Southern Michigan Bank & Trust Supplemental Executive Retirement Plan, a supplemental nonqualified plan for a select group of management personnel employed by Employer and any subsidiary of Employer. This plan is intended to be a plan described in Sections 201(2), 301(a)(3), and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). This plan is a nonqualified supplemental executive retirement program that is not subject to the limitations applicable to benefits provided through an employee benefit plan established under Section 401(a) of the Internal Revenue Code of 1986 ("Code").

1.2          Effective Date.

          The "Effective Date" of this plan is January 1, 2008, unless a provision of this plan specifies a different effective date. Each plan provision applies until the effective date of an amendment of that provision.

1.3          Application to Former Participants.

          Except to the extent it amends a provision of the plan that applies to former Participants or expressly states that it is applicable to former Participants, an amendment to this plan (including changes included in any restatement of the plan) shall not apply to a former Participant. If a former Participant returns to employment with the Employer after the effective date of an amendment and is designated as eligible to participate by Employer, the Participant's rights under the plan shall be determined by the plan provisions as amended and in effect at that time.

ARTICLE 2

Definitions

2.1          Defined Terms.

          Defined terms are found at the following locations:

Term	Location

Accrued Benefit	2.2
Administrator	2.3
Agent for Service of Process	2.4
Beneficiary	2.5
Code	1.1

Effective Date	1.2
Employee	2.6
Employer	2.7
ERISA	1.1
Normal Retirement Date	2.8

Participant	3.1
Plan Year	2.9
Retirement Plan	2.10
Employer	1.1
Spouse	2.11

Surviving Spouse	2.12

2.2          Accrued Benefit.

          "Accrued Benefit" means the Participant's Accrued Benefit as defined in the Retirement Plan.

2.3          Administrator.

          "Administrator" means Southern Michigan Bank & Trust.

2.4          Agent for Service of Process.

          "Agent for Service of Process" means the Administrator or the individual designated by the Administrator to accept service of process on behalf of the plan.

2.5          Beneficiary.

          "Beneficiary" means the individual, trust, or other entity designated by the Participant to receive any benefits payable under this plan after the Participant's death. A Participant may designate or change a Beneficiary by filing a signed designation with the Administrator in the form approved by the Administrator. The Participant's will is not effective for this purpose.

          If a designation has not been properly completed and filed with the Administrator or is ineffective for any other reason, the Beneficiary shall be the Participant's Surviving Spouse. If there is no effective designation and the Participant does not have a Surviving Spouse, the remaining benefits, if any, shall be paid to the Participant's estate.

2.6          Employee.

          "Employee" means an individual employed by the Employer who receives compensation for personal services performed for the Employer that is subject to withholding for federal income tax purposes.

2.7          Employer.

          "Employer" means Southern Michigan Bank & Trust and any subsidiary of Southern Michigan Bank & Trust.

2.8          Normal Retirement Date.

          "Normal Retirement Date" means the date the Participant attains age 65.

2.9          Plan Year.

          "Plan Year" means the 12-month period beginning each January 1.

2.10          Retirement Plan.

          "Retirement Plan" means the Southern Michigan Bank & Trust Pension Plan, a qualified, tax-exempt defined benefit pension plan established and maintained by Employer under Code Section 401(a).

2.11          Spouse.

          "Spouse" means the husband or wife to whom the Participant is married on the date the benefit is scheduled to be paid or payment is scheduled to begin. The legal existence of the spousal relationship shall be governed by the law of the state or other jurisdiction of domicile of the Participant.

2.12          Surviving Spouse.

          "Surviving Spouse" means the Spouse of the Participant at the time of the Participant's death who survives the Participant. If the Participant and Spouse die under circumstances that prevent ascertainment of the order of their deaths, it shall be presumed for this plan that the Participant survived the Spouse.

ARTICLE 3

Participation

3.1          Designation as Participant.

          Only management and highly compensated employees shall be eligible to participate in this plan. Employer shall designate the eligible Employees who shall become Participants ("Participant") and shall specify the date of participation for each Participant.

3.2          Termination of Participation.

          A Participant's status as a Participant shall continue until the earlier of termination of employment or termination of the Participant's status as a Participant by Employer. A former Participant may resume participation in the plan only upon redesignation as a Participant and as of the date specified by Employer. Transfer of employment to Employer or a subsidiary of Employer shall not be treated as a termination of employment, and participation in this plan shall continue unless the Participant's status as a Participant is terminated by Employer.

ARTICLE 4

Amount of Benefits

4.1          Determination of Benefit.

          The amount of the benefit to which each Participant is entitled is calculated by first determining the amount of the Participant's benefit payable under the Retirement Plan, without regard to the 2006-1 Amendment, effective December 31, 2006, which "froze" the accrued benefit under the Retirement Plan for certain participants. From this amount, the amount of the Participant's actual benefit payable under the Retirement Plan will be subtracted. The remainder is the benefit payable under this plan.

4.2          Date of Determination.

          All benefit calculations shall be made at the time the Participant's employment terminates.

4.3          Duplication of Benefits.

          There shall be no duplication of benefits between this plan and the Retirement Plan. If the Retirement Plan should be amended to provide additional benefits that are substantially the same as benefits under this plan, this plan shall abate or terminate to that extent and the Participants shall receive the additional benefits under the Retirement Plan in lieu of the corresponding benefits provided under this plan.

ARTICLE 5

Vesting

          The benefit provided with respect to Participants under this plan shall become nonforfeitable at the same time as the Participant's Accrued Benefit under the Retirement Plan becomes nonforfeitable.

ARTICLE 6

Payment of Benefits

6.1          Form, Manner, and Time of Payment.

          Subject to the restriction in Section 6.2, Participant's benefit under this plan will be paid upon the Participant's termination of employment for any reason other than death as the Participant elects in writing in a form acceptable to Employer from the following optional forms of benefit:

          (a)          Lump Sum. A lump sum of cash.

          (b)          Qualified Joint and Survivor Annuity. A monthly annuity for the life of the Participant with a survivor benefit payable for the life of the Participant's Spouse that is either 50% or 100% of the annuity payable during the joint lives of the Participant and the Participant's Spouse.

          (c)          Life Annuity with Period Certain. A monthly annuity, payable until the later of the death of the Participant or until a period certain that does not extend beyond the Participant's life expectancy equal to 60 or 120 monthly payments to the Participant or the Participant's

Beneficiary.

          (d)          Joint and Survivor Annuity. A monthly annuity for the life of the Participant and thereafter for the life of the Participant's Beneficiary in which the monthly payments made to the Beneficiary are reduced to 50% or 100% of the Participant's annuity benefit.

6.2          Delay in Payment.

          Notwithstanding any other timing provision in Section 6.1, if, at the time the Participant would begin receiving payment, the Participant is a "specified employee" as defined by Section 409A of the Internal Revenue Code, then no payments will be made before the date that is six months after the Participant's termination of employment. Payments to which the Participant would otherwise have been entitled during that six months will be accumulated and paid on the first day after six months following the date of the Participant's termination of employment. All payments that would otherwise be made more than six months following the date of the Participant's termination of employment will be made in accordance with the general timing provisions described above.

6.3          Actuarial Equivalence.

          Any form of payment payable under this plan pursuant to Section 6.1 shall be the actuarial equivalent of the Normal Form of Retirement Benefit under the Retirement Plan. For this purpose, actuarial equivalence will be calculated using the factors set forth in the Retirement Plan.

6.4          Death.

          (a)          Death Prior to Termination of Employment. If a married Participant dies while employed with Employer the Participant's benefit will be paid to the Participant's Surviving Spouse as the Participant elects in writing in a form acceptable to Employer from the following optional forms of benefit:

                    (i)          Qualified Preretirement Survivor Annuity. An annuity equal to the same benefit that would have been payable had the Participant retired with an immediate Qualified Joint and Survivor Annuity with a 50% survivor benefit on the day before the Participant's date of death.

                    (ii)          Lump Sum. A lump sum of cash.

          (b)          Payment to Spouse. If a married Participant's benefit is payable as a Qualified Joint and Survivor Annuity and the Participant dies, payment shall continue to the Participant's Surviving Spouse. No further benefits shall be payable following the death of a Participant with no Surviving Spouse.

          (b)          Payment to Beneficiary. If a benefit is payable as a Life Annuity with Period

Certain or a Joint and Survivor Annuity and the Participant dies prior to payment of all amounts due under this plan, payment of all remaining benefits shall be made to the Participant's Beneficiary.

ARTICLE 7

General Provisions

7.1          Amendment; Termination.

          Employer's Board of Directors shall have the right at any time to amend this plan prospectively or retroactively, or to terminate this plan, provided that an amendment or termination may not reduce or revoke the accrued benefits of Participants as of the end of the Plan Year preceding the Plan Year in which the amendment or termination is adopted.

          Upon termination of this plan, the accrued benefits of affected Participants shall become nonforfeitable. Each Participant's vested accrued benefits shall be distributed in accordance with the provisions of this plan.

7.2          Employment Relationship.

          Nothing in this plan shall be construed as creating a contract of employment between the Employer and any Participant or otherwise conferring upon any Participant or other person a legal right to continuation of employment or any rights other than those specified in this plan. This plan shall not limit or affect the right of the Employer to discharge or retire a Participant.

7.3          Rights Not Assignable.

          Except for designation of a Beneficiary, amounts promised under this plan shall not be subject to assignment, conveyance, transfer, anticipation, pledge, alienation, sale, encumbrance, or charge, whether voluntary or involuntary, by the Participant or any Beneficiary of the Participant, even if directed under a qualified domestic relations order or other divorce order. An interest in an amount promised shall not provide collateral or security for a debt of a Participant or Beneficiary or be subject to garnishment, execution, assignment, levy, or to another form of judicial or administrative process or otherwise. Any attempt to assign, convey, transfer, anticipate, pledge, alienate, sell, encumber, charge, or otherwise dispose of benefits payable, before actual receipt of the benefits, or a right to receive benefits, shall be void and shall not be recognized.

7.4          Unsecured Obligation.

          The right to a benefit under this plan constitutes merely the unsecured promise of Employer to pay benefits from Employer's general assets. Nothing contained in this plan, and no action taken pursuant to the provisions of this plan, shall create or be construed to create a trust of any kind, a fund, or any fiduciary relationship between Employer and any Participant, Beneficiary, or any other person. Any reserve or fund established by Employer in connection with this plan shall be and shall remain, until paid to any Participant or Beneficiary, solely the property and rights of Employer, subject to the rights and claims of Employer's general creditors. No Participant, Beneficiary, or any other person other than Employer shall have any right, title, or interest in or to such funds or other assets. Any right to a benefit under this plan shall be no greater than the claim of any other unsecured general creditor of Employer.

7.5          No Trust or Fiduciary Relationship.

          Nothing contained in this plan shall be deemed to create a trust or fiduciary relationship of any kind for the benefit of any Participant or Beneficiary.

7.6          Construction; Interpretation.

          The singular includes the plural, and the plural includes the singular, unless the context clearly indicates the contrary. Capitalized terms (except those at the beginning of a sentence or part of a heading) have the meaning specified in this plan. If a capitalized term is not defined in this plan, the term shall have, for purposes of this plan, the stated definition of that term in the Retirement Plan as amended from time to time.

          All questions or issues regarding interpretation or application of the provisions of this plan, including, but not limited to, questions of eligibility for benefits, the amount of benefits, and forfeiture, payment, or termination of benefits, will be resolved by Employer's Board of Directors, whose determination shall be final and binding, unless arbitrary or capricious.

7.7          Governing Law.

          This plan shall be interpreted, construed, enforced, and performed in accordance with applicable federal law and, to the extent not preempted by federal law, in accordance with the laws of the State of Michigan.

7.8          Unfunded Plan.

          This shall be an unfunded plan within the meaning of ERISA. Benefits provided herein constitute only an unsecured contractual promise to pay in accordance with the terms of this plan by the Employer.